Exhibit 1.1

AMENDED AND RESTATED HEADS OF AGREEMENT

PRIVATE AND CONFIDENTIAL

Critical Metals Corp. (a company incorporated in the British Virgin Islands) (CRML) is a Nasdaq listed entity specializing in the secure and sustainable supply of critical metals and minerals.

Tanbreez Mining Greenland A/S (a company incorporated under the laws of Denmark with CVR number 12579918) (TAN) is the 100% legal and beneficial owner of the only exploitation permit for rare earths in Greenland, as set out in Annexure B (Permit).

Prior to the closing of the Initial Investment (as contemplated below), Rimbal Pty Ltd (a private Australian company) (Vendor) was the registered legal and beneficial owner of 92.5% of the issued share capital of TAN as described in further detail in Annexure A of this HOA (TAN Shares). The parties consummated the Initial Investment on June 18, 2024.

CRML and Vendor previously entered into that certain Heads of Agreement, dated June 4, 2023, that certain Letter Agreement, dated June 8, 2024 and that certain Addendum to the Heads of Agreement, dated June 27,2024 (together the Original Heads of Agreement).

In connection with the closing of the Stage 1 Interest (as contemplated below), CRML and Vendor desire to amend and restate the terms of the Original Heads of Agreement in accordance with the terms hereof. This binding heads of agreement (HOA) by and among CRML and Vendor (Parties) sets out the key terms and conditions pursuant to which CRML (or its nominee):

(a)	agreed to acquire from Vendor a number of TAN Shares representing 5.55% of the issued and outstanding capital of TAN in exchange for $5 million in cash, which acquisition became effective on June 18, 2024 (Effective Date);

(b)	agrees to acquire from Vendor a number of TAN Shares representing 36.45% of the issued and outstanding capital of TAN, pursuant to the terms and conditions set forth in herein; and

(c)	subject to satisfaction of the Expenditure Milestone (defined below), CRML will have a right to acquire from Vendor a number of TAN Shares representing an additional 50.5% of the issued and outstanding capital of TAN, thereby acquiring 100% of the TAN Shares held by Vendor and 92.5% of the total issued and outstanding capital of TAN.

This HOA supersedes any and all previous correspondence, agreements or understandings between the Parties in respect of the subject matter of this HOA and is binding on the Parties.

1.	Initial Investment by CRML	CRML (or its nominee) has acquired from the Vendor, and the Vendor has sold to CRML (or its nominee), a number of TAN Shares held by the Vendor equal to 5.55% of TAN’s issued capital, free from any encumbrances or other third party rights and otherwise on the terms and conditions set out in this HOA (Initial Investment).
2.	Acquisition of Additional Shares from Vendor by CRML	CRML (or its nominee) will acquire from the Vendor, and the Vendor will sell to CRML (or its nominee):

		(a)	at Settlement (defined below), a number of TAN Shares held by the Vendor equal to 36.45% of TAN’s issued capital (Stage 1 Interest); and
		(b)	subject to CRML expending $10,000,000 (Expenditure Investment) of Exploration Expenditure on the Permit within 2 years or earlier from the date of this HOA (Expenditure Milestone), CRML will have the right to acquire the remaining TAN Shares held by the Vendor, being 50.5% of TAN’s issued capital (Stage 2 Interest ), in each case free from any encumbrances or other third party rights and otherwise on the terms and conditions set out in this HOA (Acquisition).
For the purposes of this HOA, Exploration Expenditure means expenditure undertaken on the Permit and includes:
		(a)	the cost of employees, contractors and consultants undertaking exploration activities (including travel and accommodation);
		(b)	rents, rates and outgoings in respect of the Permit;
		(c)	the cost of plant and equipment, spares and consumables used in connection with exploration activities;
		(d)	the cost of already retained consultants / specialists continuing to negotiate and supply required updates, progressive reports and annual reports to regulatory bodies including the mining department; and
		(e)	funds expended or liabilities incurred in connection with site visits, geological, geotechnical and hydrological studies and investigations, technical studies and feasibility studies, rehabilitation work, payments directed by the SIA and EIA Agreements and indirect costs such as the cost of land access and administering contracts and including any access or compensation payments made to private landholders, pastoralists or other similar parties.
3.	Consideration	In consideration for the Initial Investment, CRML has paid to the Vendor $5 million in cash (Cash Consideration).
In consideration for the Acquisition, CRML will issue to the Vendor:
		(a)	for the Stage 1 Interest, $90 million (Upfront Share Value) worth of fully paid ordinary shares of CRML (CRML Shares), at an issue price (Upfront Issue Price) equal to 95% of the closing price of CRML shares on Nasdaq on the business day prior to the date on which the last of the parties enters into this HOA (Upfront Consideration Shares); and
		(b)	for the Stage 2 interest and subject to satisfaction of the Expenditure Milestone (which for the avoidance of doubt shall be at the option of CRML), $116 million worth of CRML Shares equal to 95% of the closing price of CRML shares on Nasdaq on the business day prior to the satisfaction of the Expenditure Milestone (Deferred Consideration Shares),(together, the Consideration Shares).
4.	Lock-Up Agreement for Consideration Shares	The Vendor agrees:

		(a)	that the Consideration Shares will be subject to a lock-up agreement for a period from the date of issue of the Consideration Shares up until 28 February 2025; and
		(b)	to execute and deliver (or procure the execution and delivery of) any such lock-up agreement as reasonably required by CRML to give effect to the arrangements described in this clause (Lock-Up Agreement).
5.	Closing of Initial Investment	Closing of the Initial Investment occurred on the Effective Date. At such closing, CRML delivered to Vendor the Cash Consideration by wire transfer of immediately available funds to an account designated in writing by Vendor. Vendor has or will promptly deliver to CRML the items set forth in Section 6(b)(i)-(viii) (other than clause (vi)).

6.	Closing of Stage 1 Interest; Settlement	Closing of the Stage 1 Interest (Settlement) is expected to occur on or prior to July 19, 2024 (Settlement Date).
		(a)	At Settlement, CRML will:
			(i)	provide a duly signed transfer form in respect of the Upfront Consideration Shares to the Vendor (or their nominee/s) in accordance with Schedule 1; and
			(ii)	deliver a signed counterpart of the Lock-Up Agreement for the Upfront Consideration.
		(b)	At Settlement, the Vendor must deliver to CRML (or its nominee):
			(i)	the original share certificate(s) in respect of the TAN Shares acquired in exchange for the Upfront Consideration Shares;
			(ii)	a separate instrument of transfer in registrable form for the TAN Shares acquired in exchange for the Upfront Consideration Shares in favour of CRML (or its nominee) (as transferee) which have been duly executed by the Vendor (as transferor);
			(iii)	the corporate, legal, technical and financial records for TAN;
			(iv)	recording CRML (or its nominee) as the holder of the TAN Shares acquired in exchange for the Upfront Consideration Shares in TAN’s register of members;
			(v)	the approval of the registration of the transfers of the TAN Shares acquired in exchange for the Upfront Consideration Shares and the issue of new share certificates for the TAN Shares acquired in exchange for the Upfront Consideration Shares in the name of CRML (or its nominee);
			(vi)	a signed counterpart of the Lock-Up Agreement;
			(vii)	all other information, items and documents or things required by CRML for the Vendor to transfer ownership of the TAN Shares acquired in exchange for the Upfront Consideration Shares which CRML may reasonably require; and
			(viii)	take all other steps required under TAN’s constituent documents and applicable laws to constitute and evidence CRML (or its nominee) as the holder of the TAN Shares acquired in exchange for the Upfront Consideration Shares.
7.	Closing of Stage 2 Interest; Issue of Deferred Consideration Shares	(a)	Upon satisfying the Expenditure Milestone, the Vendor grants CRML (or its nominee) a right to acquire the Stage 2 Interest in exchange for the Deferred Consideration. CRML (or its nominee) may exercise the right by giving written notice to the Vendor that it elects to acquire the Stage 2 Interest, such notice to include reasonable supporting information and evidence to demonstrate that the Expenditure Milestone has been satisfied.
		(b)	Promptly following satisfaction of the Expenditure Milestone and the provision of written notice to the Vendor, CRML will:
			(i)	provide a duly signed transfer form in respect of the Deferred Consideration Shares to the Vendor (or their nominees) in accordance with Schedule 1; and
			(ii)	deliver a signed counterpart of the Lock-Up Agreement for the Deferred Consideration Shares.
		(c)	Promptly following satisfaction of the Expenditure Milestone, the Vendor must deliver to CRML (or its nominee):
			(i)	the original share certificate(s) in respect of the TAN Shares acquired in exchange for the Deferred Consideration Shares;
			(ii)	a separate instrument of transfer in registrable form for the TAN Shares acquired in exchange for the Deferred Consideration Shares in favour of CRML (or its nominee) (as transferee) which have been duly executed by the Vendor (as transferor);
			(iii)	acceptance of the resignations of each of the directors and secretaries of TAN (as required by CRML) with effect from the Settlement Date confirming that they each have no claim for loss of office or otherwise against TAN;
			(iv)	approval of the appointment as replacement directors and secretary of TAN of those persons nominated by CRML by written notice before the Settlement Date;

			(v)	recording CRML (or its nominee) as the holder of the TAN Shares acquired in exchange for the Deferred Consideration Shares in TAN’s register of members;
			(vi)	the approval of the registration of the transfers of the TAN Shares acquired in exchange for the Deferred Consideration Shares and the issue of new share certificates for the TAN Shares acquired in exchange for the Deferred Consideration Shares in the name of CRML (or its nominee);
			(vii)	a signed counterpart of the Lock-Up Agreement;
			(viii)	all other information, items and documents or things required by CRML for the Vendor to transfer ownership of the TAN Shares acquired in exchange for the Deferred Consideration Shares which CRML may reasonably require; and
			(ix)	take all other steps required under TAN’s constituent documents and applicable laws to constitute and evidence CRML (or its nominee) as the holder of the TAN Shares acquired in exchange for the Deferred Consideration Shares.
8.	Make-Whole after Lock-Up Expiration	If the closing price of CRML Shares on Nasdaq on the Lock-Up Expiration Date (Expiration Date Price) is less than the Upfront Issue Price, then promptly after the Lock-Up Expiration Date CRML will issue to the Vendor an additional number of CRML Shares with a value equal to the difference between (i) the Upfront Share Value and (ii) the value of the number of Upfront Consideration Shares at the Expiration Date Price; provided however, that the number of CRML Shares that CRML may be required to issue under this section shall not exceed 5,000,000 CRML shares.
9.	Board Composition	The Parties agree that:
		(a)	upon the Settlement, the Board of Directors of TAN will be made up of five (5) members, with CRML having the right to designate two (2) directors and Vendor having the right to designate one non-voting chairman;
		(b)	upon Settlement, Mr Gregory Barnes will be appointed as a strategic advisor to the board of CRML at a salary of $150k per annum; and
		(c)	following the issuance of Deferred Consideration Shares, TAN will be granted the right to appoint a nominee director to the board of CRML.

10.	CRML Bankruptcy Event	If CRML files for bankruptcy on or prior to the 15-month anniversary of the Effective Date, CRML will forfeit the Stage 1 Interest other than any portion of the Stage 1 Interest with a value equal to the amount of cash actually expended by or on behalf of CRML in respect of the Expenditure Investment (with such TAN Shares to be valued at the same per share valuation as described in this HOA).
11.	Representations and Warranties	(a)	The Vendor makes the representations and warranties set out in Annexure C.

		(b)	The Vendor agrees to indemnify and hold CRML harmless against all losses, claims, costs, demands, liabilities and expenses which may be suffered, sustained or incurred by CRML, directly or indirectly as a result of or in respect of a breach by the Vendor of any of the covenants, warranties, representations or undertakings referred to or contained in this HOA.
		(c)	The Vendor will have no liability for indemnification unless the relevant claim has been notified to the Vendor and commenced within 24 months of the applicable closing date and must not exceed $90,000,000 in aggregate.
		(d)	CRML makes the representations and warranties set out in Annexure D.
12.	Maintaining Status Quo	(a)	Other than as contemplated in this HOA, or with the prior written approval of CRML (such approval not to be unreasonably withheld or delayed), until satisfaction or expiry of the Expenditure Milestone, the Vendor procures that TAN must not:
			(i)	undertake or allow any material business change;
			(ii)	enter into any material contract or incur any material liability;
			(iii)	dispose of the whole, or a substantial part, of its business or assets;
			(iv)	vary or reduce its capital structure;

			(v)	issue, or agree to issue, any equity or debt securities, or grant or agree to grant any rights over existing issued capital, or rights to be issued securities;
			(vi)	alter or agree to alter its constitution;
			(vii)	declare any dividends or distribute any assets;
			(viii)	cause to occur, by act or omission, an event or series of events, whether related or not, which may have, from the perspective of the Purchaser, a material adverse effect on the business, assets or financial condition of TAN or on the transactions contemplated by this HOA;
			(ix)	create or permit the creation of any encumbrance over the assets of TAN; and
			(x)	sell, assign or dispose of any legal or beneficial interest in the Permit.
Notwithstanding the following, TAN may continue to advance Greenland procedures involving Greg Campbell and potentially one (1) Greenlandic expert. The funds paid by CRML in connection with these activities will count towards the Expenditure Milestone.
During the period from the date of execution of this HOA until satisfaction or expiry of the Expenditure Milestone, TAN agrees to:

			(i)	maintain the Permit in full force and keep the Permit in good standing and free from any liability to forfeiture or non-renewal in accordance with Greenland Mineral Activities Act (Act) and any other applicable law;
			(ii)	meet all outgoings in respect of the Permit;
			(iii)	observes and performs all stipulations and conditions relating to the Permit (including, without limitation, expenditure conditions prescribed under the Act and applicable law) and all statutory obligations relating to its activities on the Permit;
			(iv)	not create or permit the creation of any Encumbrance (as defined in Annexure C) over the Licence;
			(v)	not relinquish any portion of any of the Permit except as required by law or with the written agreement of CRML; and
			(vi)	promptly pass to CRML any notice or communication from the relevant department responsible for administering the regulatory framework set out in the Act or any other government authority in any way affecting the Permit.
13.	Regulatory Approvals	The Parties agree that any direct or indirect transfer of control in TAN is subject to the prior approval of the Greenlandic Mineral Resources Authority in accordance with the Greenlandic Mineral Activities Act and the Permit. If such approval has not yet been granted, the provisions of this HOA in question shall be deemed ineffective until such approval has been obtained.
14.	Definitive Agreement	Notwithstanding the fact that this HOA is legally binding on the Parties, if requested by CRML, the Vendor agrees to enter into a formal sale and purchase agreement to more fully document the terms of the Acquisition (to be prepared by CRML’s legal counsel) which shall be in terms acceptable to CRML and the Vendor (which shall be consistent with the terms set out in this HOA).

15.	Confidentiality	Each Party is to keep confidential the terms of this HOA and any other information obtained from one another during the negotiations preceding the execution of this HOA or in the course of furthering the transaction contemplated by this HOA whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except:
		(a)	to employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this HOA;
		(b)	with the consent of the other disclosing Party or Parties;
		(c)	if the information is, at the date of execution, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;
		(d)	if required by law or a stock exchange;

		(e)	if strictly and necessarily required in connection with legal proceedings relating to this HOA;
		(f)	if the information is generally and publicly available other than as a result of a breach of confidence; or
		(g)	to a financier or prospective financier (or its advisers) of a Party.
A Party disclosing Confidential Information must use all reasonable efforts to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this clause.
The obligations under this clause contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two (2) years from the Effective Date, regardless of any termination of this HOA.
16.	Governing Law	The provisions of this HOA shall be governed by and construed in accordance with the laws of Greenland, without regard to any otherwise governing principles of conflicts of laws.

The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of Greenland.
Each of the Parties expressly waives any and all objections it may have to venue, including without limitation, the inconvenience of such forum, in any courts. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS HOA. Each Party agrees and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph.
17.	Assignment	Neither Party may assign any of the rights or obligations conferred by this HOA without the consent of the other Party.
18.	Costs	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this HOA.
CRML will pay any duty assessed on or in respect of this HOA.
19.	Severance	If any provision of this HOA is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.
20.	Counterparts	This HOA may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.
21.	Interpretation	In this HOA unless the context otherwise requires:
		(a)	headings are for convenience only and do not affect its interpretation;
		(b)	an obligation or liability assumed by, or a right conferred on, the Parties, binds or benefits all of them jointly and each of them severally;
		(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;
		(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;
		(e)	a reference to any document (including this HOA) is to that document as varied, novated, ratified or replaced from time to time;
		(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;
		(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;
		(h)	reference to parties, clauses, schedules, exhibits or annexure are references to parties, clauses, schedules, exhibits and annexure to or of this HOA and a reference to this HOA includes any schedule, exhibit or annexure to this HOA;
		(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning; and
		(j)	a reference to $ or dollar is to currency in the United States.

If the terms and conditions set out above are acceptable, please execute this HOA in the appropriate place below.

EXECUTED by the Parties as an HOA on the 19th day of July 2024.

EXECUTED by CRITICAL METALS CORP in accordance with its constituent documents and laws of its place of incorporation:	) ) ) )

/s/ Tony Sage
Signature of director		Signature of director/company secretary

Tony Sage
Name of director		Name of director/company secretary

EXECUTED by Rimbal Pty Ltd in accordance with its constituent documents and laws of its place of incorporation:	) ) ) )

/s/ Gregory Barnes
Signature of director

SIGNED, SEALED AND DELIVERED by GREGORY BARNES in the presence of:	) )

/s/ Bolette M. Nielsen
Signature of witness		Signature

Bolette M. Nielsen
Name of witness

ANNEXURE A – VENDOR

ANNEXURE A-1

ANNEXURE B – PERMIT

ANNEXURE B-1

ANNEXURE C – VENDOR WARRANTIES

(a)	The Vendor is the legal and beneficial owner of the TAN Shares free of any Encumbrance (defined below).

(b)	The Vendor is able to sell and transfer the TAN Shares without the consent of any other person and free of any Encumbrance (defined below), pre-emptive rights or rights of first refusal.

(c)	Upon closing, CRML will have a 100% legal and beneficial ownership of the TAN Shares purported to be acquired by such agreement.

(d)	The TAN Shares are fully paid and no money is owing in respect of them.

(e)	No sums are now owing or will at closing be owing by TAN to the Vendor or any person related to the Vendor.

(f)	TAN is not under any obligation to allot any shares to any person or persons, or otherwise to alter the structure of any part of its unissued share capital, and TAN is not under any obligation to give any option over any part of its unissued shares capital nor has TAN offered to do any of the matters stated in this sub-paragraph.

(g)	Other than the TAN Shares and the remaining 7.5% of TAN’s issued capital held by European Lithium Limited (ACN 141 450 624), no equity securities, debt securities or hybrid securities are on issue in TAN.

(h)	Vendor has full power and lawful authority to execute and deliver such agreement and to observe and perform or cause to be observed and performed all of its obligations in and under such agreement.

(i)	There are no outstanding options, contracts, calls, first refusals, commitments, rights or demands of any kind relating to the issued or unissued capital of TAN.

(j)	TAN has no present or future actual or contingent debt or other monetary liability in respect of money borrowed or raised or any financial accommodation, including but not limited to:

(i)	bill, bond, debenture, note or other financial instrument (whether or not negotiable);

(ii)	put option, buy-back or discounting arrangement in respect of any asset or property;

(iii)	indemnity obligation to the issuer of a guarantee, indemnity, bank guarantee, bond, letter of credit or similar instrument issued for, at the request of or on behalf of, TAN;

(iv)	lease or hire purchase entered into primarily as a method of raising finance or financing the acquisition of the asset leased or hired (including any sale and lease back transaction);

(v)	dividend or amount of share capital reduction or share buy back which is declared or authorised and not paid;

(vi)	receivables sold (other than to the extent they are sold on a non-recourse basis);

(vii)	guarantee of other debt described above.

ANNEXURE C-1

(k)	The execution, delivery and performance by each Vendor of such agreement complies with:

(i)	each law, regulation, authorisation, ruling, judgement, order or decree of any government agency;

(ii)	the constitution or other constituent documents of the Vendor; and

(iii)	any security interest or document,

which is binding on the Vendor in relation to its shares in TAN.

(l)	TAN is the legal and beneficial owner of the Permit.

(m)	The Vendor has not disposed of, agreed to dispose of or granted any option to any person to purchase any of the TAN Shares.

(n)	Such agreement constitutes a legal, valid and binding obligation of the Vendor enforceable in accordance with its terms.

(o)	TAN is the sole legal and beneficial owner of the Permit.

(p)	No other person holds, or has any claim to, any right or interest in the Permit.

(q)	Subject to the satisfaction of the Conditions, TAN has full right, power and authority to sell, assign and transfer the legal and beneficial interest in the Assets to Balkan in accordance with this agreement.

(r)	TAN has met all outgoings in respect of the Permit, and has observed and performed all stipulations and conditions relating to the Permit (and all statutory obligations relating to activities on the Permit).

(s)	There are no agreements with indigenous peoples relating to the Permit.

(t)	TAN has not agreed to relinquish any portion of the Permit.

(u)	There are no taxes or royalties payable in relation to the Permit to any person.

(v)	TAN has complied with all statutory obligations applicable to the Permit.

(w)	The Permit are (and will on Settlement be) of full force and effect and in good standing and not liable to forfeiture or cancellation for any reason and TAN is not in breach or contravention of any of the terms and conditions upon which the Permit were granted or of any other rule, regulation or provision of the Act or any other statute concerning, affecting or relating to the Permit.

(x)	All reports and notices required by the Act in relation to the Permit (if any) or exploration, mining or other activities on the Permit and that the levels and categories of expenditure and other information reported in all such reports, forms and notices are accurate in all material respects.

(y)	All contributions required to be made in respect of the Permit in the period prior to Settlement have been (and will be) made in full by TAN.

(z)	There are not (and will not at closing be) any agreements dealing with the TAN Shares or the Permit other than any agreements contemplated by such agreement (and the agreements contemplated as being signed under such agreement).

ANNEXURE C-2

(aa)	TAN is not (and will not at closing be) in breach of any third-party agreement and there is no subsisting or unresolved dispute with any third party as to the meaning, effect, interpretation or status of any third-party agreement.

(bb)	There is no litigation or proceeding of any nature concerning TAN or its assets pending or threatened against TAN or any other person which may defeat, impair, detrimentally affect or reduce the right, title and interest of TAN in the TAN Shares.

(cc)	No third party has any actual or contingent right to receive any cash or ‘in kind’ royalty in relation to any mining on the Permit.

(dd)	There are no unsatisfied or outstanding judgments, orders, decrees, stipulations, or notices affecting TAN or any person for whom TAN may be vicariously liable.

(ee)	Any information known to TAN and its directors concerning TAN or its assets which might reasonably be regarded as material to a purchaser for value of the TAN Shares has been disclosed in writing to CRML.

(ff)	All information concerning TAN or its assets supplied to CRML by TAN and its directors or its agents, employees or advisers is true, complete and accurate in all material respects, and is not misleading or deceptive.

(gg)	The information set out in such agreement is true, accurate and not misleading or deceptive (whether by omission or otherwise) in any respect.

(hh)	TAN is not the subject of any investigation or audit by the tax office of any country or state nor is any such investigation or audit pending or threatened.

(ii)	TAN is not in material breach of any provision of any relevant laws or material contract or agreement to which TAN is party.

(jj)	TAN does not have any liabilities of any nature whatsoever.

(kk)	At closing, after taking into account the receipt of the Cash Consideration and the use of proceeds therefrom, TAN does not have debts accrued, owing or outstanding or any obligations to pay any person any amount whatsoever.

(ll)	TAN has all permits, license, authorities, registrations and approvals necessary for properly carrying on its business and TAN and the Vendor is not aware of any circumstance or fact which may result in the revocation, variation or non-renewal in any material respect of any such permits, Permit, authorities, registrations and approvals.

For the purpose of this Schedule, Encumbrance means:

(a)	any encumbrance, mortgage, pledge, charge, lien, assignment, hypothecation, security interest, title retention, preferential right, power of attorney or trust arrangement and any other security or agreement of any kind given or created and (including any possessory lien in the ordinary course of business) whether arising by operation of law or by contract; or

(b)	any contractual obligation to pay any royalty, in kind or cash or otherwise, to any third party or any other third-party interest whatsoever; or

(c)	any caveat or other impediment or defect in title.

ANNEXURE C-3

ANNEXURE D – CRML WARRANTIES

(a)	CRML has full power and lawful authority to execute and deliver the agreement to observe and perform or cause to be observed and performed all of its obligations in and under the agreement.

(b)	The agreement constitutes a legal, valid and binding obligation of CRML enforceable in accordance with its terms.

(c)	The execution, delivery and performance by CRML of the agreement complies with:

(i)	each law, regulation, authorization, ruling, judgement, order or decree of any government agency;

(ii)	the organizational documents of CRML; and

(iii)	any security interest or document, which is binding on CRML.

(d)	The capitalization of CRML is accurately set forth in the reports, forms and registration statements filed by CRML with the Securities and Exchange Commission. All of the outstanding shares of CRML are duly authorized, validly issued as fully paid and nonassessable, have been issued in compliance with applicable federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(e)	There is no litigation or proceeding of any nature concerning CRML or its assets pending or threatened in writing against CRML, except for such matters previously disclosed to Vendor.

(f)	Since February 28, 2024, CRML has filed or furnished with the SEC all reports required to be filed or furnished.

(g)	The financial statements of CRML contained or incorporated by reference in the SEC documents have been derived from the accounting records of CRML, and present fairly in accordance with IFRS, in all material respects, the financial position and the results of operations of CRML as of, and for the periods ended on, such applicable dates.

(h)	Since the date of the most recent audited balance sheet of CRML included in the SEC documents, except as otherwise disclosed in the SEC documents, there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect.

ANNEXURE D-1